THE MUNDER FRAMLINGTON FUNDS TRUST
                                             Schedule of Computation
                                                  (Exhibit 16)


1.   Average Annual Total Return since inception (without sales charge):
         Formula:  ((ERV/P)^(1/N)) - 1
             N = Number of year and portion of a year
             ERV = Ending redeemable value assuming redemption of the last day of the period. P = The initial hypothetical investment of $1000


2.       Average  Annual  Total  Return  since  inception  (with sales  charge):
         Formula: ((Load Adjusted ERV/P)^(1/N)) - 1
                           N = Number of years and portion of a year.
                           ERV = Ending redeemable value assuming redemption of the last day of the period and deduction of any applicable sales charge.
                           P = The initial hypothetical investment of $1000